Exhibit 99.1
STATEMENT BY VIRNETX REGARDING
LITIGATION WITH MICROSOFT CORPORATION
Court Denies Microsoft’s Motion to Dismiss
SCOTTS VALLEY, CA (June 16, 2008) . . . . VirnetX Holding Corporation (AMEX: VHC), a leader in secure real-time communications and collaborations technology, said today that on June 3, 2008, the court denied the Motion to Dismiss filed by Microsoft in connection with VirnetX’s lawsuit against Microsoft.
The suit alleges patent infringement by Redmond, WA-based Microsoft Corporation, and seeks damages, injunctive relief and costs. The suit was filed in the United States District Court for the Eastern District of Texas, Tyler Division on February 15, 2007. Subsequently Microsoft filed a counterclaim seeking to invalidate the patents, and on March 31, 2008, filed its Motion to Dismiss VirnetX’s case. The court’s order denying Microsoft’s motion expressly confirmed VirnetX’s constitutional standing to sue for patent infringement. The court based its order on the fact that parties with exclusionary rights and interests in a patent have constitutional standing to sue infringers. Only VirnetX holds exclusive rights and interests in its patents. Also pursuant to the court decision, on June 10, 2008, San Diego-based SAIC (NYSE:SAI) joined VirnetX in its lawsuit.
VirnetX President and CEO Kendall Larsen commented, “We look forward to a fair and speedy resolution of our complaint against one of the world’s biggest and most powerful corporations. We hope that we will be able to arrive at a streamlined and negotiated settlement that recognizes our rights. We believe our patents are strong and valid, and we intend to vigorously enforce them.”
About VirnetX
VirnetX Holding Corporation, a secure real-time communications and collaboration technology company, is engaged in commercializing its patent portfolio by developing a licensing program, as well as developing software products designed to create a secure environment for real-time communications such as instant messaging and Voice over Internet Protocol. For more information, visit www.virnetx.com.
Safe Harbor Agreement
Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of VirnetX to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein include, without limitation, statements relating to the litigation process and potential outcome. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in VirnetX’s reports and registration statements filed with the Securities and Exchange Commission.
Contacts

Rudy Barrio (Investors)	Sameer Mathur
Allen & Carron	VirnetX Holding Company
212-691-8087	831-438-8200
r.barrio@allencarron.com	sameer_mathur@virnetx.com

Brian Kennedy (Media)
Allen & Carron
212-691-8087
brian@allencarron.com